Exhibit 10.2

Execution Version

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of May 30, 2024, is made by and among Suntone Investment Pty Ltd, an Australian proprietary limited company (the “Sponsor”), those certain holders of Purchaser Class B Shares set forth on the signature pages hereto under “Other Class B Holders” (the “Other Class B Holders” and, together with the Sponsor, the “Class B Holders”), Integrated Wellness Acquisition Corp, a Cayman Islands exempted company incorporated with limited liability as of the date hereof (and, following the Domestication, a Delaware corporation) (the “Purchaser”), and Btab Ecommerce Group, Inc., a Georgia corporation (the “Company”). The Sponsor, the Other Class B Holders, Purchaser and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as hereinafter defined).

WHEREAS, as of the date hereof, the Class B Holders own a majority of the outstanding Purchaser Class B Shares; and

WHEREAS, concurrently with the execution of this Agreement, the Purchaser, the Company and certain other parties are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), which contemplates that, pursuant to this Agreement, among other things, (a) the Class B Holders will agree to vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger) and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of the Purchaser or any other anti-dilution or similar protection with respect to all of the Purchaser Class B Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.     Agreement to Vote. Each Class B Holder hereby agrees to vote during the term of this Agreement (or cause to be voted) at any meeting of the shareholders of the Purchaser or adjournment or postponement thereof (each, a “Shareholders’ Meeting”), and in any action by written resolution of the shareholders of the Purchaser (by taking all action necessary to grant legally effective consent thereto), all of such Class B Holder’s Purchaser Class B Shares and all other Equity Securities of the Purchaser entitled to vote on the matter that such Class B Holder holds (if any), in each case, of record or beneficially as of the date of this Agreement, or of which such Class B Holder acquires record or beneficial ownership after the date hereof and prior to the record date for the Shareholders’ Meeting (such Purchaser Class B Shares and such other Equity Securities, collectively, the “Subject Purchaser Equity Securities”) in favor of the transaction proposals and against any action, proposal, transaction, agreement or other matter presented at the Shareholders’ Meeting that would reasonably be expected to (a) result in a breach of the Purchaser’s covenants, agreements or obligations under the Business Combination Agreement, (b) cause any of the conditions to the Closing set forth in Sections 6.1 or 6.3 of the Business Combination Agreement not to be satisfied or (c) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Business Combination Agreement.

2.     Waiver of Anti-dilution Protection. Each Class B Holder hereby, solely in connection with and only for the purposes of the transactions contemplated in the Business Combination Agreement, (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of the Purchaser (the “Purchaser Articles”), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which any Purchaser Class B Shares held by him, her or it convert into Purchaser Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.      Transfer of Shares.

(a)   Except as expressly contemplated by the Business Combination Agreement, each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject Purchaser Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject Purchaser Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject Purchaser Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject Purchaser Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more circumstances, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale, assignment, transfer or other disposition of his, her or its Subject Purchaser Equity Securities even if such Subject Purchaser Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing provisions of this Section 3(a) shall not apply to any Transfer (A) to the Purchaser’s officers or directors, any affiliates or family member of any of the Purchaser’s officers or directors, the Sponsor, any members of the Sponsor or their affiliates, any affiliates of the Sponsor; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; and (E)  upon dissolution of the Sponsor, under the Sponsor's operating agreement by virtue of the laws of the Cayman Islands or Delaware, as applicable to the Purchaser, or the laws of Australia, as applicable; (F) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement at prices no greater than the price at which the securities were originally purchased; provided that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement, in form and substance reasonably satisfactory to the Company and the Purchaser, agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

(b)   In furtherance of the foregoing, the Purchaser hereby agrees to (i) place a revocable stop order on all Subject Purchaser Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify the Purchaser’s transfer agent in writing of such stop order and the restrictions on such Subject Purchaser Equity Securities under Section 3(a) and direct the Purchaser’s transfer agent not to process any attempts by any Class B Holder to Transfer any Subject Purchaser Equity Securities except in compliance with Section 3(a).

4.     Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (a) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, (b) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement and (c) the Confidentiality Agreement, in each case to the same extent as such provisions apply to the Purchaser as if such Class B Holder is directly party thereto.

5.      Insider Letter Lock-up Period. The Company and the Sponsor acknowledge and agree that prior to the Closing, the Sponsor shall seek to amend Section 7(a) of that certain Letter Agreement, dated December 8, 2021 (the “Insider Letter”), by and among the Purchaser, IWH Sponsor LP, and certain officers and directors of the Purchaser, to reduce the Founder Shares Lock-Up Period (as defined therein) from one year to 180 days.

6.      Representations and Warranties. Each of the Class B Holders represents and warrants (severally and not jointly) to the Purchaser and the Company, solely with respect to such Letter Agreement Party, as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); (d) the execution and delivery of this Agreement by such Person does not, and the performance by such Person of its, his or her obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (e) there are no actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (f) such Person has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (h) is the record and beneficial owner of all of his, her or its Subject Purchaser Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Insider Letter (iii) that certain Registration Rights Agreement, dated as of December 8, 2021, among the Purchaser, the Sponsor and the other parties thereto or (iv) any applicable securities laws and (i) such Person understands and acknowledges that the Purchaser is entering into the Business Combination Agreement in reliance upon the Person’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Shareholder contained herein.

7.      Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clause (b) of the first sentence of this Section 6 shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Sections 2, and 10 (solely to the extent related to Section 2) shall each survive the termination of this Agreement pursuant to clause (a) of the first sentence of this Section 6, and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to Section 7, 8 or 9) shall survive any termination of this Agreement. For purposes of this Section 6, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8.      No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Purchaser Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Purchaser Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby.

9.      Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder or beneficial owner of the Subject Purchaser Equity Securities, and not, in the case of each Other Class B Holder, in such Other Class B Holder’s capacity as a director, officer or employee of the Purchaser, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of the Purchaser or as an officer, employee or fiduciary of the Purchaser, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Purchaser.

10.    No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

11.   Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), (8.4 (Notices), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction), 8.17 (Remedies) and 8.18 (Trust Account Waiver) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SUNTONE INVESTMENT PTY LTD

By:	/s/ Jiang Hui Bao
Name: Jiang Hui Bao
Title: Authorized Signatory

INTEGRATED WELLNESS ACQUISITION CORP

By:	/s/ Suren Ajjarapu
Name: Suren Ajjarapu
Title: Chief Executive Officer

BTAB ECOMMERCE GROUP, INC.

By:	/s/ Binson Lau
Name: Binson Lau
Title: Chief Executive Officer

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf as of the day and year first above written..

THE CLASS B HOLDERS:

/s/ Suren Ajjarapu
Suren Ajjarapu, individually